Penn Virginia Corporation

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: James O. Idiaquez, Executive Vice President and Chief Financial Officer

(281) 966-3860 Fax: (281) 966-3870 E-Mail: invest@pennva.com

PENN VIRGINIA DISPOSES OF ENTIRE NORFOLK SOUTHERN SHARE HOLDINGS

RADNOR, PA, April 30, 2001 -- Penn Virginia Corporation (NYSE:PVA) today announced that it has completed the sale of its 3.3 million common share position in Norfolk Southern Corporation (NYSE:NSC). The shares were sold in open market transactions on the New York Stock Exchange beginning April 17, 2001 at an average price of $17.39 per share. Proceeds from the sale, net of commissions, totaled $57.4 million. Penn Virginia will record a pre-tax gain on the Norfolk Southern transaction of $54.6 million in the second quarter of 2001.

Penn Virginia acquired its position in Norfolk Southern Corporation in 1963. In the late 1990s, the Company's corporate objectives and strategies changed significantly and these shares no longer represented a strategic asset. The sale of the shares, representing Penn Virginia's entire holdings in the railroad, fulfilled a management commitment to dispose of the holdings. Net proceeds were used to reduce long-term debt, which totaled $31.5 million as of March 31, 2001.

Mr. A. James Dearlove, President and Chief Executive Officer of Penn Virginia, stated, "The monetization of our Norfolk Southern holdings is another important step towards our corporate goal of being a focused, multifaceted supplier of domestic energy, particularly to the electric power industry. Penn Virginia is uniquely positioned with a growing portfolio of natural gas development opportunities and exploration projects, as well as an expanding coal royalty and land management business. This combination, enhanced by our strong cash flow and balance sheet, positions the Company for continued growth for years to come."

Penn Virginia Corporation is an energy company engaged primarily in the exploration, development and production of oil and gas, leasing of mineral rights and collection of royalties. Penn Virginia is headquartered in Radnor, PA.

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This release includes forward-looking statements within the meaning of the federal securities laws with respect to development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of coal mining or oil and gas production, projected quantities of future oil and gas production by Penn Virginia, projected quantities of future coal production by the Company's lessees producing coal from reserves leased from Penn Virginia, costs and expenditures, as well as projected demand or supply for coal and oil and gas, which will affect sales levels, prices and royalties realized by Penn Virginia. Certain factors discussed herein and in the Company's filings with the Securities and Exchange Commission could cause actual results to differ from those in these forward-looking statements, and reference is made to such filings.